UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2002

Dipper Incorporated
(Exact name of registrant as specified in its charter)

Colorado	000-33249	84-1493158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8390 East Via do Ventura, Suite F11 #228, Scottsdale, AZ	85258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 451-4040

N/A
(Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant.

On October 30, 2002, Dipper received a fully-executed share exchange agreement dated as of October 30, 2002, among Dipper Incorporated (the “Company”), 21st Century Education, Inc. (“21st Century”), and all of the shareholders of 21st Century. The Company agreed to acquire and the 21st Century shareholders agreed to transfer, all 9.83 million of the outstanding shares of 21st Century in exchange for approximately 8.8 million shares of the Company’s no par value common stock. Upon completion of the agreement, the 800,000 shares of Company common stock owned by 21st Century are being cancelled, leaving a total of 9,229,995 shares of Company common stock issued and outstanding. Upon receipt by the Company of the 14 former shareholders of 21st Century’s certificates for exchange, they will collectively own approximately 95.3% of the Company’s issued and outstanding common stock and 21st Century will be a wholly-owned subsidiary of the Company.

Item 2.    Acquisition of Assets

As a result of the transactions described above concerning the share exchange, 21st Century became a wholly-owned subsidiary of the Company. 21st Century is a licensor of virtual, internet based learning programs that has been in existence since August of 2001.

As described above, the Company acquired all of the outstanding stock of 21st Century by issuing 8.8 million shares of the Company’s common. The terms of the exchange were not negotiated at arms’ length but were deemed reasonable by management based on the fact that the Company had no prior business activity.

Prior to the execution of the share exchange agreement, 21st Century acquired 800,000 shares of the Company’s common stock, representing approximately 65% of the Company’s issued and outstanding securities. As part of that acquisition, the sole officer and director of the Company resigned and the sole officer and director of 21st Century, Mr. David Richter, became the sole officer and director of the Company. Mr. Richter is also a significant shareholder of 21st Century and beneficially owns approximately 24.25% of the Company’s issued and outstanding securities as a result of the share exchange.

Item 4.    Changes in Registrant’s Certifying Accountant

N/A.

Item 7.    Financial Statements and Exhibits

(a)    Financial Statements of Businesses Acquired.

The required financial statements of 21st Century are not included in this current report. They will be filed as soon as they are ready but in no event later than 60 days hereafter.

(b)    Pro Forma Financial Information.

The required pro forma financial statements are not included in this current report. They will be filed as soon as they are ready but in no event later than 60 days hereafter.

(c)    Exhibits.

7.1    Stock Exchange Agreement dated as of October 30, 2002, by and among Dipper Incorporated, 21st Century Education, Inc. and the shareholders of 21st Century Education, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 31, 2002
DIPPER INCORPORATED

By:	/s/ DAVID RICHTER
David Richter, President